EXHIBIT 99.1

SOURCECORP ANNOUNCES MANAGEMENT CHANGE

DALLAS, August 6, 2003 — SOURCECORPTM (Nasdaq: SRCP), a leading provider of business process outsourcing solutions across the U.S., today announced that Joe Rose, SOURCECORP’s Chief Operating Officer, is leaving the company to pursue personal interests.

“Joe has played a key role over the last several years in consolidating our operations,” said Ed H. Bowman, Jr., SOURCECORP’s President and CEO.  “We greatly appreciate his service and contributions and wish him the best in his future endeavors.”

Mr. Bowman will assume the additional duties of Chief Operating Officer, a position he previously held from 1995-1999 during SOURCECORP’s period of rapid growth.  The Company’s Division Presidents and Chief Technology Officer will report to Mr. Bowman.

ABOUT SOURCECORPTM

SOURCECORP, Incorporated provides business process outsourcing solutions to clients throughout the U.S.  SOURCECORP focuses on business processes in information-intensive industries including healthcare, legal, financial services, government and transportation & logistics.  Headquartered in Dallas, the Company has offices in 24 states and operates in approximately 40 states, Washington D.C., Mexico and both domestically and far offshore through alliances.

SOURCECORP is a component of both the S&P SmallCap 600 Index and the Russell 2000 Index.  The Company has been cited among the Top 100 Hot Growth Companies by BusinessWeek magazine. SOURCECORP has also been recognized twice by Forbes magazine as one of the 200 Best Small Companies, based on return equity, sales growth, and EPS growth, and by FORTUNE magazine as one of America’s 100 Fastest Growing Public Companies. For more information about SOURCECORP’s solutions, including case-study examples, visit the SOURCECORP website at www.srcp.com.

The statements in this press release, which are not historical fact, are forward-looking statements that involve risks and uncertainties, which could cause actual results to differ materially from such forward-looking statements.  These forward-looking statements include, but are not limited to, any financial estimates and projections included in this press release and the Company disclaims any intention or obligation to update or revise such estimates or forecasts, except as required by law.  The aforementioned risks and uncertainties include, but are not limited to, the risks of integrating our operating companies, of managing our growth, of the timing and magnitude of technological advances, of the occurrences of future events that could diminish our existing customers’ needs for our services, of a change in the degree to which companies continue to outsource business processes, as well as the risks detailed in SOURCECORP’s filings with the Securities and Exchange Commission, including without limitation, those detailed under the heading “Risk Factors” in the Company’s most recent annual report on Form 10-K.  SOURCECORP disclaims any intention or obligation to revise any forward-looking statements, including financial estimates, whether as a result of new information, future events, or otherwise, except as required by law.

Contact:  Lon Baugh, Director, Investor Relations: 214.740.6683